UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 28, 2003

LookSmart, Ltd.
(Exact name of registrant as specified in its charter)

Delaware	000-26357	13-3904355
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

625 Second Street, San Francisco, California	94107
(Address of principal executive offices)	(Zip Code)

(415) 348-7000
Registrant’s telephone number, including area code

Item 5—Other Events.

On January 28, 2003, the Company announced the following financial results for the fourth quarter of 2002:

Revenue Grows 65%: LookSmart reported fourth quarter 2002 revenue of $31.3 million, a 65 percent increase from the fourth quarter 2001, a 31 percent sequential increase over revenues of $23.8 in the third quarter 2002, and significantly higher than the Company’s expectation of $27.0 million.

Company Reaches Net Profitability: Under GAAP, LookSmart’s net income for the fourth quarter 2002 was $34.6 million or $0.33 per diluted share, which includes a net gain of $32.6 million for the retirement of the debt related to the BT LookSmart joint venture and $1.4 million of costs incurred for the restructuring of joint venture operations. This is the first quarter of GAAP profitability in the Company’s history. This compares to a net loss of ($11.1) million, which includes an asset impairment charge of $4.1 million, or ($0.12) per share for the fourth quarter 2001, and a net loss of ($0.5) million or ($0.00) per share for the third quarter 2002.

Listings Revenue Up 126%: Listings revenue of $27.3 million grew 126 percent from the fourth quarter 2001, and increased 45 percent sequentially from the third quarter 2002. Large business listings revenue increased to $23.3 million in the fourth quarter, a 147 percent increase from the comparable year ago quarter and a 46 percent increase over $15.9 million for the third quarter 2002. Small business listings rose to $4.0 million, a 40 percent sequential increase from $2.8 million in the third quarter 2002. Listings revenue now represents 87 percent of LookSmart’s total revenue.

Paid Clicks Rise 155%: During the fourth quarter paid clicks grew to 160 million, up 155 percent from the year-ago period and up 33 percent from the prior quarter’s 120 million clicks. Average revenue per click, or the average cost-per-click to advertisers, was $0.17, consistent with the prior quarter.

Successful Settlement of BT LookSmart Debt: On December 4, 2002 LookSmart and BT Group (BT, formerly British Telecommunications, plc) agreed to restructure their joint venture, BT LookSmart. LookSmart agreed to pay BT $3.5 million from its unrestricted cash and one million shares of LookSmart common stock in exchange for the complete resolution of the joint venture and the related debt of $40.2 million. In addition, LookSmart returned $1.5 million in restricted cash to BT (the remaining proceeds of the loan), and LookSmart and BT will share equally any restructuring costs. The net impact of this transaction was a gain of $32.6 million.

Continued Strong Cash Balance: Cash and short-term investments were $51.3 million as of December 31, 2002. This is the result of $3.1 million of cash generated during the quarter, less the $3.5 million cash payment made to BT.

LOOKSMART, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS—GAAP BASIS
(In thousands, except per share amounts)

	Three Months Ended 31-Dec		Twelve Months Ended 31-Dec
	2001	2002	2001	2002
Revenues:
Listings	$12,063	$27,256	$35,714	$74,659
Advertising	3,009	432	22,855	6,097
Licensing	3,398	3,564	14,868	14,699
Ecommerce	528	—	9,523	573

Total revenues	18,998	31,252	82,960	96,028

Cost of revenues:
Listings	3,331	13,068	8,869	31,723
Advertising	1,182	1,348	5,116	5,598
Ecommerce	240	—	5,799	64

Total cost of revenues	4,753	14,416	19,784	37,385

Gross profit	14,245	16,836	63,176	58,643

Operating expenses:
Sales and marketing	6,318	4,986	40,822	20,786
Product development	5,841	5,851	30,124	23,139
General and administrative	1,867	2,477	10,698	10,261
Amortization of goodwill	905	—	4,630	—
Asset impairment and restructuring charges	4,049	—	15,840	—

Total operating expenses	18,980	13,314	102,114	54,186

Income/(Loss) from operations	(4,735)	3,522	(38,938)	4,457

Non-operating income (expenses)	(3,974)	30,944	(17,521)	24,367

Income/(Loss) from continuing operations before income taxes	(8,709)	34,466	(56,459)	28,824

Income taxes & minority interest	(78)	103	(133)	80

Income/(Loss) from continuing operations	(8,787)	34,569	(56,592)	28,904

Loss on discontinued operations	(2,297)	—	(2,975)	(972)

Net income/(loss)	(11,084)	34,569	(59,567)	27,932

LOOKSMART, LTD
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	31-Dec-01	31-Dec-02
ASSETS
Cash	$29,766	$47,696
Short-Term Investments	14,346	3,568

Total Unrestricted Cash and Short-Term Investments	44,112	51,264

Restricted Cash	3,728	—
Accounts Receivable, net	9,294	15,852
Other Current Assets	3,667	3,914

Total Current Assets	60,801	71,030

Property, Plant and Equipment, net	10,272	9,404
Goodwill and Intangibles, net	9,969	15,034
Other Assets	5,060	5,086

Total Assets	$86,102	$100,554

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$0	$104
Accounts Payable	2,323	3,333
Deferred Revenue—current portion	9,152	7,798
Other Current Liabilities	14,647	19,513

Total Current Liabilities	26,122	30,748

Long Term Liabilities	36,336	1,904

Total Liabilities	62,458	32,652

Total Equity	23,644	67,902

Total Liabilities and Stockholders’ Equity	$86,102	$100,554

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LookSmart, Ltd. (Registrant)

January 28, 2003	/s/ Dianne Dubois
Date	Dianne Dubois, Chief Financial Officer